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                                                                     EXHIBIT 2.2
                                AMENDMENT NO. 1
                                      TO
                           ASSET PURCHASE AGREEMENT

     This Amendment No. 1 to the Asset Purchase Agreement (this "Amendment") is entered into as of September 14, 1998, among GENESIS DIRECT FORTY-THREE, LLC, a Delaware limited liability company ("Buyer"), CAROL WRIGHT GIFTS, INC., a Delaware corporation ("Seller"), and COX TARGET MEDIA, INC., a Delaware corporation ("Parent"). Buyer, Seller and Parent are referred to collectively herein as the "Parties."

     WHEREAS, the Parties have previously entered into that certain Asset Purchase Agreement, dated as of August 5, 1998 (the "Agreement"), pursuant to which the Parties have agreed to carry out a transaction in which Buyer will, on the terms and conditions set forth therein, purchase substantially all of the assets and assume certain of the liabilities of Seller for the consideration specified therein;

     WHEREAS Buyer, Seller and Parent have each determined that it is advisable that the Agreement be amended as provided herein;

     WHEREAS in order to enable Seller to transfer shares of common stock of Genesis Direct, Inc. resulting from the conversion of the Convertible Note paid to Seller hereunder as part of the Purchase Price pursuant to the exemption from registration provisions of Section 5 of the Securities Act of 1933 under Rule 144 of the regulations promulgated under the Securities Act, Seller has requested that Genesis Direct, Inc. and not Buyer issue the Convertible Note and Genesis Direct, Inc. has agreed to do so;

     NOW THEREFORE, in consideration of the premises and the mutual promises herein made and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

     SECTION 1. Section 2(c) of the Agreement entitled "Purchase Price" shall be deleted in its entirety and a new Section 2(c) shall be inserted in lieu thereof, which shall read in its entirety as follows:

          "(c)  Purchase Price.
                --------------

          In consideration of the purchase by Buyer of the Acquired Assets and the assumption of the Assumed Liabilities, Buyer agrees to cause its parent Genesis Direct, Inc. ("GDI") to pay to Seller an aggregate purchase price (subject to adjustment as provided below) (the "Purchase Price") consisting of:

               (i) Stock.  2,400,000 shares (the "Shares") of the common stock,
                   -----
          $.01 par value per share (the "Common Stock"), of GDI. The Parties hereby agree to enter into and Buyer shall cause GDI to enter into (i) a registration rights agreement attached as Exhibit A hereto (the
                                                      ---------
          "Registration Rights Agreement"), and (ii) an escrow agreement attached as Exhibit B hereto (the "Escrow Agreement"). Pursuant to
                      ---------
          the Escrow Agreement, at the Closing,

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          25% of the Shares shall be placed in escrow (the "Escrow Shares") to secure indemnification obligations of Parent and Seller set forth in
          Section 5(d) and, if necessary, the Purchase Price reduction defined and set forth in Section 2(f)(iii).

               (ii)  Convertible Note.  An interest-bearing convertible
                     ----------------
          promissory note of GDI in the original principal amount of Twelve Million Seven Hundred Fifty Thousand Dollars ($12,750,000), substantially in the form of Exhibit N hereto (the "Convertible Note"); provided, however, that if the Closing Date Net Tangible Assets (as defined in and determined pursuant to Section 2(f)(i) below) is less than Seven Million Four Hundred Thousand Dollars ($7,400,000), then the principal amount of the Convertible Note shall be reduced in an amount equal to one dollar for each one dollar that such Closing Date Net Tangible Assets are less than $7,400,000.

               (iii) Payments in Respect of Non-Compete and Confidentiality
                     ------------------------------------------------------
          Agreements.  Cash consideration in an aggregate amount of One Hundred
          ----------
          Thousand Dollars ($100,000), payable to Seller and Parent, in the amount of Fifty Thousand Dollars ($50,000) each at the Closing (as defined below)."

     SECTION 2. The second sentence of Section 2(f)(iii) of the Agreement shall be deleted in its entirety and the following sentence shall be inserted in lieu thereof, which shall read as follows:

          "Seller shall no later than ten (10) Business Days after delivery of the Post Closing Determination deliver to Buyer the Convertible Note and Buyer shall simultaneously cause GDI to reissue to Seller a new Convertible Note with the principal amount thereof reduced by the amount provided in the immediately preceding sentence."

     SECTION 3. Section 5(g) shall be deleted in its entirety and a new Section 5(g) shall be inserted in lieu thereof, which shall read in its entirety as follows:

          "Recoupment Under Convertible Note or from Escrow Shares.  Buyer and
           -------------------------------------------------------
     GDI shall have the option but not the obligation of recouping all or any part of any Adverse Consequences Buyer may suffer (in lieu of seeking any indemnification to which it is entitled under this Section 5) by notifying Seller that GDI is reducing the principal amount outstanding under the Convertible Note by the amount of the Adverse Consequences suffered (such reduced amount is referred to herein as the "Set-Off Amount"); provided, however, that such reduction shall not be made prior to a "final determination," as defined in Section 5 of the Convertible Note; and provided further that GDI shall only be entitled to so reduce the Convertible Note in the event that Buyer has not been fully indemnified for such Adverse Consequences within 30 days following such "final determination." This shall affect the timing and amount of payment required under the Convertible Note in

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     the same manner as if Buyer had made a payment otherwise due under the
     Convertible Note and reduce the number of shares of Common Stock to be received upon conversion of the Convertible Note in the manner provided therein. If Buyer elects to exercise its set-off and recoupment rights against the Convertible Note, it will give to the holder of the Convertible Note written notice of such election which includes the Set-Off Amount, and the amount of obligations under the Convertible Note shall automatically be reduced by the Set-Off Amount set forth in such notice as if such amount had been prepaid by Buyer. In addition, Buyer shall have the option of recouping any portion or all of any Adverse Consequences it may suffer out of the Escrow Shares."

     SECTION 4. Section 5(s) shall be amended by deleting the words "until September 15, 1998," and by replacing them with the words "until September 18, 1998."

     SECTION 5. Section 7(b)(vi) shall be deleted in its entirety and the following sentence shall be inserted in lieu thereof, which shall read in its entirety as follows:

          "(vi) the Registration Rights Agreement and the Convertible Note, each executed by GDI;"

     SECTION 6. The definition of "Transaction Documents" in Appendix I shall be deleted in its entirety and a new definition of "Transaction Documents" shall be inserted in lieu thereof, which shall read in its entirety as follows:

     "Transaction Documents" means this Agreement, the Escrow Agreement, the
      ---------------------
Registration Rights Agreement, the Lease, the Sublease, the License Agreement, the Service Agreement, the GDI Agreement, the Convertible Note, and every other instrument and document entered into in connection with this Agreement."

     SECTION 7. Certain Schedules attached to the Agreement are hereby amended as set forth in Exhibit A attached hereto and the Schedules set forth in Exhibit A replace in their entirety said Schedules originally attached to the Agreement.

     SECTION 8. Upon the effectiveness of this Amendment, each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference thereto in any other Transaction Documents, shall mean and be a reference to the Agreement, as amended hereby. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

     SECTION 9. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     SECTION 10. Capitalized terms used in this Amendment and not defined herein have the meanings ascribed to them in the Agreement.

     SECTION 11. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Delaware.

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     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

                              GENESIS DIRECT FORTY THREE, LLC



                              By:      /s/ Ronald R. Benanto
                                   -------------------------------------------
                                   Name:  Ronald R. Benanto
                                   Title: Vice President and Chief Financial
                                          Officer

                              CAROL WRIGHT GIFTS, INC.



                              By:      /s/ William B. Disbrow
                                   ---------------------------------------
                                   Name:  William B. Disbrow
                                   Title: Vice President

                              COX TARGET MEDIA, INC.



                              By:      /s/ William B. Disbrow
                                   ----------------------------------------
                                   Name:  William B. Disbrow
                                   Title: President and Chief
                                          Executive Officer

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